UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009

WELLCARE HEALTH PLANS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Senior Vice President and General Counsel and Appointment as Executive Vice Chairman

On June 3, 2009, WellCare Health Plans, Inc. (“WellCare”) and its wholly-owned subsidiary, Comprehensive Health Management, Inc. (“CHMI”), entered into an amended and restated employment agreement with Thomas F. O’Neil III (the “Agreement”).  Pursuant to the Agreement, effective June 3, 2009, Mr. O’Neil, one of WellCare’s named executive officers for 2008, ceased serving as Senior Vice President, General Counsel and Secretary of WellCare and was appointed as WellCare’s executive Vice Chairman.  In his new position of Vice Chairman, Mr. O’Neil will continue as an employee of WellCare and will report directly to the Executive Chairman of WellCare’s Board of Directors, and he will devote substantially all of his business time and efforts to the performance of his duties as Vice Chairman, subject to certain exceptions.  The term of the Agreement began on June 3, 2009 and will end on December 31, 2009, unless terminated earlier by either party under the terms set forth in the Agreement.

The Agreement provides for the continuation of Mr. O’Neil’s current base salary of not less than $41,667 per month and a cash bonus opportunity for calendar year 2009 to be paid based on the achievement of certain performance objectives to be agreed to by CHMI and Mr. O’Neil, with a bonus target of 50% of his annual base salary.  So long as Mr. O’Neil remains employed by WellCare through December 31, 2009, he also will be entitled to receive an additional amount in cash equal to the sum of (i) $500,000 and (ii) the higher of his (x) annual cash bonus for calendar year 2008 (which was $250,000) or (y) annual cash bonus for calendar year 2009 (which is expected to be determined in 2010).  Of this additional amount, $500,000 is required to be paid on December 31, 2009 and the remainder not later than March 15, 2010.

Mr. O’Neil will receive all group insurance, pension plan and other fringe benefits offered by WellCare to other senior executives, and he will continue to receive an allowance of $4,600 per month to cover certain living expenses through September 11, 2009 (prorated for the partial month of September 2009).

Pursuant to the Agreement, Mr. O’Neil also is entitled to certain additional payments and benefits in the event his employment is terminated prior to December 31, 2009 under certain circumstances.  If Mr. O’Neil’s employment is terminated by the Company without “cause” (as defined in the Agreement) or by Mr. O’Neil for “good reason” (as defined in the Agreement), following his execution of a release of claims he will be entitled to the following amounts: (i) a lump sum cash payment equal to the sum of (x) his base salary from his termination date through December 31, 2009; (y) $750,000; and (z) his target annual bonus for calendar year 2009, (ii) continued participation in WellCare’s medical, dental and vision care and life insurance benefit plans for up to eighteen months following termination, and (iii) any earned but unpaid base salary, incentive compensation and other cash compensation, the value of his accrued but unused vacation time as of the time of termination and any outstanding expense reimbursements.

In the event of Mr. O’Neil’s death or disability, or if his employment is terminated by WellCare for cause or by Mr. O’Neil without good reason, Mr. O’Neil (or his estate, as the case may be) will be entitled to receive any earned but unpaid base salary, incentive compensation and other cash compensation, the value of his accrued but unused vacation time as of the time of termination of his employment and outstanding expense reimbursements.

In addition, to the extent that any payment or benefit received or to be received by Mr. O’Neil pursuant to the Agreement would be subject to an excise tax under Section 4999 of the Internal Revenue Code, WellCare is required to pay to him an additional amount such that the net amount received by him is equal to what he would have received if none of his payments or benefits were subject to the excise tax; provided that if the amount of payments subject to the excise tax exceeds the safe harbor under Section 280G of the Internal Revenue Code by less than ten percent of his base salary, then Mr. O’Neil’s payments will be reduced so that no amounts are subject to the excise tax.

The Agreement also includes confidentiality, non-competition and non-solicitation provisions, including a requirement that Mr. O’Neil not seek employment with, or ownership in, a company in direct competition with WellCare and/or its subsidiaries for a period of one-year after the termination of his employment.

A copy of the Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference.  The summary of the Agreement set forth above is qualified in its entirety by reference to the text of such Agreement.

Item 8.01  Other Events.

Appointment of New General Counsel

On June 3, 2009, WellCare announced the appointment of Timonthy S. Susanin as WellCare’s Senior Vice President, General Counsel and Secretary, effective immediately.  Mr. Susanin joined WellCare in November 2008 and previously served as WellCare’s Vice President and Chief Counsel — Dispute Management.

A copy of WellCare’s press release announcing the appointments of Messrs. O’Neil and Susanin to their new positions is furnished as Exhibit 99.1 hereto.

Item 9.01   Financial Statements and Exhibits.

(a)   Financial Statements of Business Acquired.

None.

(b)   Pro Forma Financial Information.

None.

(c)   Shell Company Transactions.

None.

(d)   Exhibits.

The following exhibits are filed as part of this report:

10.1	Amended and Restated Employment Agreement, dated June 3, 2009, among Thomas F. O’Neil III, WellCare and CHMI.
99.1	Press Release of WellCare issued June 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2009	WELLCARE HEALTH PLANS, INC.

/s/ Heath Schiesser
Heath Schiesser
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated June 3, 2009, among Thomas F. O’Neil III, WellCare and CHMI.
99.1	Press Release of WellCare issued June 3, 2009.